UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

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Digimarc Corporation

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Supplement to the

Digimarc Corporation 2021 Proxy Statement

and

Notice of Annual Meeting of Shareholders

to be held on May 5, 2021

This Supplement, dated April 12, 2021, supplements the Proxy Statement dated March 24, 2021, with respect to the 2021 Annual Meeting of Shareholders of Digimarc Corporation (“Digimarc” or the “Company”) to be held on May 5, 2021 at the headquarters of Digimarc, 9405 S.W. Gemini Drive, Beaverton, Oregon 97008, at 11:00 a.m., local time (including any adjournment or postponement thereof, the “2021 Annual Meeting”). This Supplement updates certain information, as described below, set forth in the Digimarc 2021 Proxy Statement and Notice of Annual Meeting of Shareholders.

This Supplement contains important information about recent developments and should be read in conjunction with the Digimarc 2021 Proxy Statement and Notice of Annual

Meeting of Shareholders.

PROPOSAL 1 – ELECTION OF DIRECTORS

Chief Executive Officer Change and Withdrawal of Director Nominee

On April 12, 2021, Bruce Davis, the President and Chief Executive Officer (“CEO”) and Chairman of our Board of Directors (the “Board”), notified the Company of his intention to retire as the Company’s President and CEO and as Chairman and a member of the Board of Directors (the “Board”) effective as of April 12, 2021 (the “Transition Date”). His decision to retire was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Riley McCormack, who has been a director of Digimarc since October 2020 and Lead Director since February 2021, was appointed as the President and CEO of the Company, effective as of the Transition Date. In addition, effective as of the Transition Date, (i) the size of the Board was decreased from ten to eight members, (ii) Mr. McCormack resigned as a member of each of the Compensation Committee, the Governance, Nominating and Sustainability Committee, and the Market Development Committee, and (iii) Mr. McCormack resigned as Lead Director of the Board.

In light of Mr. Davis’s retirement as a director, the Board’s nomination of Mr. Davis as a director at the 2021 Annual Meeting is withdrawn, and no nominee for election at the 2021 Annual Meeting will be named in place of Mr. Davis. The Company also has revoked its appointment of Mr. Davis as a proxy for the 2021 Annual Meeting and he will not exercise his authority as a proxy holder at the meeting. The Company has appointed Chief Legal Officer, Robert Chamness, and Chief Financial Officer, Charles Beck, and each of them, with the power to act without the other and the power of substitution, as proxies and attorneys-in-fact. Furthermore, in light of Mr. Davis’s retirement as a director and given that the Board now is proposing the election of six nominees, the Board has approved reducing the authorized number of directors from the current ten members to eight members immediately, and from eight members to six members, effective as of the end of the 2021 Annual Meeting.

The six nominees for election to the Board at the 2021 Annual Meeting are Sandeep Dadlani, Riley McCormack, James T. Richardson, Alicia Syrett, Andrew J. Walter, and Sheela Zemlin.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE SIX NOMINEES FOR ELECTION AS DIRECTORS.

EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

Compensation Arrangements

In connection with Mr. Davis’s retirement, the Company has entered into a Separation Agreement and General Release with Mr. Davis (the “Separation Agreement”), dated April 12, 2021. Pursuant to the Separation Agreement, Mr. Davis agreed to release certain claims he may have against the Company and other released parties, and Mr. Davis’s stock options, restricted stock and units that vest solely based on continued service, and performance-vesting restricted stock units that are earned and remain subject to time-based vesting, will immediately vest with respect to the number of shares that would have vested if Mr. Davis’s employment had continued for an additional twenty-four months from the Transition Date, and his right to exercise vested stock options will expire on the earliest of (i) twenty-eight months from the Transition Date, (ii) the latest date the particular stock option could have expired by its original terms under any circumstances, or (iii) the tenth anniversary of the original date of grant of the particular stock option. The Company will also be obligated to continue to pay Mr. Davis his annual salary of $785,000 for twenty-eight months from the Transition Date, which amount will be paid according to the Company’s standard payroll schedules. For a period of up to twenty-eight months following the Transition Date, the Company will also pay COBRA premiums or, in certain circumstances, the cash equivalent, for Mr. Davis and his dependents to the extent they elect and remain entitled to such coverage under the Company’s group health plans. In addition, the Company will make premium payments on Mr. Davis’s existing term life insurance policy through August 10, 2023

In connection with his appointment as President and CEO, Mr. McCormack will receive the following compensation package and benefits: an annual salary of $1.00 and the grant of restricted shares of the Company’s stock having a fair value of $250,000 on the date of grant, vesting in four quarterly tranches over a one-year period, together with the same health, disability, retirement, death and other fringe benefits as are generally provided to the Company’s other executives. No severance is payable to Mr. McCormack in the event that his employment with the Company terminates.

CORPORATE GOVERNANCE STANDARDS AND PRACTICES – BOARD LEADERSHIP STRUCTURE

As discussed in the Proxy Statement, the Board evaluates and determines the most appropriate Board leadership structure for Digimarc and its shareholders in light of Digimarc’s specific characteristics or circumstances at any given time. In connection with Mr. Davis’s retirement as President and CEO and as Chairman of the Board, and Mr. McCormack’s appointment as President and CEO, the Board determined that at the present time the Company and its shareholders would be best served by a leadership structure separating the roles of Board Chair and CEO. The Board has concluded that this structure is appropriate in light of the recent changes in leadership, the corresponding size of our Board, and the complexity of our business.

As a result, effective as of the Transition Date, Alicia Syrett was elected as Chair of the Board. All of the Board members will meet all applicable standards of independence, except for Mr. McCormack, who will be the only director who is not independent.

Independent leadership still remains an important pillar of our Board leadership structure. Therefore, the Board Chair and the Chairs of all Committees meet all applicable independence requirements.

Due to the separation of the roles of CEO and Board Chair, effective as of the Transition Date, the Board determined that it no longer needed the role of Lead Director, and the position was eliminated.

GENERAL MEETING INFORMATION

Voting Matters

If you have already submitted your proxy by following the instructions on your proxy card or voting instruction form, you do not need to take any action unless you wish to change your vote. Proxies already submitted by shareholders will remain valid and will be voted at the 2021 Annual Meeting unless revoked.

•

If you are a record holder and submit your proxy, the proxy holders identified on the proxy, other than Mr. Davis, will vote your shares as indicated on the proxy, except that votes will not be cast for Mr. Davis because he has retired from the Board and is no longer standing for re-election.

•	If you have not yet submitted your proxy, please do so by following the instructions on your proxy card or voting instruction form and disregard Mr. Davis’s name as a nominee for election as director.

•	The Board having revoked his nomination as director, any votes cast for Mr. Davis will be disregarded.

Information on how to submit your proxy or vote your shares in person is included on the notice and proxy card or other voting instructions you received with the Proxy Statement. If you are the record holder of your stock, you may revoke your proxy at any time before it is voted by:

•	Delivering to Digimarc, any time prior to the vote at the 2021 Annual Meeting, a written notice of revocation bearing a later date than your proxy;

•	Signing a later-dated proxy relating to the same shares and delivering it to Digimarc any time prior to the vote at the 2021 Annual Meeting;

•

If you already submitted your proxy by telephone or via the Internet, calling the telephone voting number or visiting the Internet voting site again and changing your voting instructions, up to 11:59 p.m. (Eastern time) on May 4, 2021 (the business day before the 2021 Annual Meeting); or

•	Attending the 2021 Annual Meeting and voting in person, although attendance at the 2021 Annual Meeting will not, by itself, revoke a proxy.

If you are mailing a written notice of revocation or a later-dated proxy, send it to: Digimarc Corporation, Attention: Robert P. Chamness, Executive Vice President, Sustainability & Governance, Chief Legal Officer and Secretary, 9405 S.W. Gemini Drive, Beaverton, Oregon 97008. You may also hand deliver a written notice of revocation or a later-dated proxy to the Secretary of Digimarc at the 2021 Annual Meeting at or before the vote occurs.

If you hold your shares in an account at a broker, dealer, commercial bank, trust company, or other nominee, you must follow directions received from such broker or other nominee in order to change your voting instructions or to vote in person at the 2021 Annual Meeting. If you want to vote in person at the 2021 Annual Meeting, you need to present a valid proxy from your broker or other nominee authorizing you to vote your shares at the 2021 Annual Meeting.

This Supplement is first being released to shareholders on or about April 12, 2021 and should be read together with the Proxy Statement. The information contained in this Supplement to the Proxy Statement modifies or supersedes any inconsistent information contained in the Proxy Statement.

By Order of the Board of Directors,

Robert P. Chamness
Secretary